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                                                                   Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 16, 1996, with respect to the financial statements of Paging Network, Inc. included in the Registration Statement (Form S-4) and related Prospectus of Paging Network, Inc., for the registration of $500,000,000 of 10% Senior Subordinated Notes and to the incorporation by reference therein of our reports dated February 16, 1996, with respect to the consolidated financial statements and schedule of Paging Network, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                                              ERNST & YOUNG LLP

Dallas, Texas
October 29, 1996